EX-2

ACQUISITION AGREEMENT

    AGREEMENT (this "Agreement") made and entered into as of the 23rd day of March, 2000, by and between SPEEDLANE.COM, INC., a California corporation ("SPC" or the "Purchaser") and PLUME CREEK, INC., a Nevada corporation ("PCI").

W I T N E S S E T H:

    WHEREAS, the parties hereto deem it to be desirable and in the best interests of each corporation that PCI, with 4,332,562 shares of issued and outstanding stock acquire SPC such that 42,240,000 shares of the issued and outstanding capital stock of PCI be acquired by SPC and Chadbourne
Securities and/or its assigns shall receive 1,900,000 shares of PCI stock, as described herein so that at closing there shall be 48,472,562 shares of stock of PCI; and

    WHEREAS, it is the express intention of PCI and SPC that this Agreement constitute a plan of reorganization intended to qualify for federal income tax purposes as a "reorganization" within the meaning of IRC Sections 368(a)(1)(B) and 368(a)(2)(E):

    NOW, THEREFORE, in consideration of the premises, representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    THE ACQUISITION.
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    1.1    THE ACQUISITION.

    At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, SPC shall acquire control of PCI (the "Reverse Merger") in accordance with the applicable laws of the State of Nevada.. As a result of the Reverse Merger, the outstanding shares of capital stock of SPC shall be held by PCI in the manner provided in Article 2.

    1.2    EFFECTIVE TIME.

The Reverse Merger shall become effective at the Closing.

    1.3    CLOSING.

The closing of the Reverse Merger (the "Closing") will take place at the offices of Harry Winderman, Esq., 2295 Corporate Boulevard, Suite 140,
Boca Raton, Florida 33431, on March 23, 2000 or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, provided that the closing conditions set forth in Article 5 have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date").

    1.4    CERTIFICATE OF INCORPORATION AND BYLAWS OF PCI.

    At the Effective Time, (i) the Certificate of Incorporation of PCI, a copy of which is attached hereto as Exhibit "A" as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of PCI until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of PCI, a copy of which is attached hereto as Exhibit "B", as in effect immediately prior to the Effective Time shall be the Bylaws of PCI until thereafter amended as provided by law, the Certificate of Incorporation of PCI, and such Bylaws.

    1.5    DIRECTORS OF PCI.

>From and after the Closing, the directors of PCI shall be Chris Mentzel, Paul Verwer, Anthony Ranken and H. William Linnemann. The directors of PCI shall serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with PCI's Certificate of Incorporation and Bylaws.

2.    STATUS AND CONVERSION OF SECURITIES.

            (a)    STOCK OF PCI.

Each share of common stock of SPC issued and outstanding at the Effective Time shall, by virtue of the Reverse Merger and without any action on the part of the holders thereof, be converted into the right to receive One (1) share of common stock of PCI (the "Stock Consideration"), except that any shares of SPC Common Stock held in its treasury at the Closing shall be cancelled without payment of any consideration thereof.
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            (b)  EXCHANGE OF SPC COMMON STOCK.

At the Closing, PCI shall deliver to its transfer agent instructions to forthwith issue from its authorized but unissued shares and distribute to holders of certificates representing shares of SPC Common Stock, upon surrender to PCI of such certificates for issuance in the name of PCI, together with a duly-executed stock power, if applicable, one or more certificates representing the number of whole shares of PCI Common Stock in exchange for the shares represented by the certificate(s) that shall have been converted pursuant to Section 2(a). Such instructions shall be accompanied by an opinion of PCI's counsel, sufficient in form and scope to cause the transfer agent to comply with PCI's instructions. Upon surrender of his or her SPC shares, each shareholder thereof prior to the Closing shall be deemed the owner of the number of PCI shares into which such SPC shares are to be converted pursuant hereto.

           (c) As of the Closing, the holders of certificates representing shares of SPC Common Stock shall cease to have any rights as shareholders of the SPC, except such rights, if any, as they may have pursuant to the law of the jurisdiction of formation. Except as provided above, until such certificates are surrendered for exchange, each such certificate shall, after the Closing, represent for all purposes only the right to receive the number of whole shares of PCI Common Stock into which the shares of SPC Common Stock have been converted by the Reverse Merger as provided in Sections 2 (a) hereof.

           (d) DISSENTERS' RIGHTS. All of the shareholders of SPC, shall have waived any dissenters' rights.

    2.2    EMPLOYMENT AGREEMENTS. N/A

    2.3    OTHER TRANSACTIONS AT CLOSING.

In addition to the transactions referred to in this Article 1 above, at the Closing, SPC shall deliver to PCI the following:

            (a) The minute books, stock certificate books, stock transfer ledgers, and corporate seal;

            (b) Resignations of all officers and directors of SPC;

            (c) Certificate of Good Standing as to the Company issued by the appropriate governmental authorities of each state in which the Company is qualified to do business;

            (d) Certified copy of the Certificate of Incorporation of the Company, and all amendments thereto, certified by the Secretary of State of the state of incorporation; and

            (e) A copy of Bylaws of the Company, certified by the secretary or assistant secretary thereof as being true, complete, and correct.

3. REPRESENTATIONS AND WARRANTIES OF SPC.

SPC represent and warrant to PCI as follows:

    3.1    ORGANIZATION AND QUALIFICATION.

SPC does not own any capital stock of any corporation or any interest in any other joint venture, partnership, association, trust, or other entity. The business and operations of SPC is conducted solely by and through SPC.
Schedule 3.1 correctly sets forth SPC's place of incorporation, principal place of business, and jurisdictions in which it is qualified to do business. SPC is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities, and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging. SPC is duly qualified to transact the business in which it is now engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary.

    3.2    CAPITALIZATION.

The authorized capital stock of SPC consists of 100,000,000 shares of Common Stock, of which 42,240,000 shares are outstanding. Said Common Stock is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially by the Shareholders as set forth on Exhibit "C" attached hereto. The Common Stock is owned by their respective shareholders free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of the Company or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Company. There is no outstanding security or other instrument convertible into or exchangeable for capital stock of SPC.

    3.3    FINANCIAL CONDITION.

SPC has delivered to PCI true and correct copies of the following: the audited balance sheets of SPC respectively as of December 31, 1998 and 1997 and the unaudited balance sheet of SPC as of December 31, 1999, the audited statements of income, statements of retained earnings, and statements of cash flows of the Company for the years ended December 31, 1998 and 1997, and the unaudited statements of income, statements of retained earnings and statements of cash flow of the Company for the twelve months ended December 31, 1999. SPC represents that such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders' equity of SPC as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of SPC for the period indicated and their retained earnings as of the date indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. SPC understands that the financial statements referred to in this Section 3.3 have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the books and records of SPC. Since December 31, 1999:

            (a) There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or the future prospects of SPC.

            (b) SPC has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of SPC.
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            (c) The operations and business of SPC has been conducted in all material respects only in the ordinary course.

            (d) SPC has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value. There is no fact known to the Shareholders, which materially and adversely affects or in the future (as far as the Shareholders can reasonably foresee) may materially and adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company; provided, however, that the Shareholders express no opinion as to political or economic matters of general applicability.

            3.4    TAX AND OTHER LIABILITIES.

            (a) SPC has no known liability of any nature, accrued or contingent, including without limitation liabilities for Taxes (as defined in Section 2.4(f) and liabilities to customers or suppliers, other than the following:

                (i) Liabilities for which full provision has been made on the balance sheet (the "Last Balance Sheet") as of December 31, 1999 (the "Last Balance Sheet Date"); and
                (ii) Other  liabilities  arising since the Last Balance
Sheet Date and prior to the Closing in the ordinary course of business which are not materially inconsistent with the representations and warranties of any Shareholder or any other provision of this Agreement.

            (b) Without limiting the generality of Section 3.4(a), SPC states:

                (i) The Company and any combined, consolidated, unitary or affiliated group of which the Company is or has been a member prior to the Closing Date: (i) has paid all Taxes required to be paid on or prior to the Closing Date (including, without limitation, payments of estimated Taxes) for which the Company could be held liable, except for Taxes which are being contested in good faith and by appropriate proceedings; and (ii) has accurately and timely filed (or filed an extension for), all federal, state, local, and foreign tax returns, reports, and forms with respect to such taxes required to be filed by them on or before the Closing Date.

                (ii) The amount set up as provisions for Taxes on the Last Balance Sheet are sufficient for all accrued and unpaid Taxes of the Company, whether or not due and payable and whether or not in dispute, under tax laws as in effect on the Last Balance Sheet Date or now in effect, for the period ended on such date and for all periods prior thereto.

               (iii) There is no material dispute or claim concerning any liability for Taxes of the Company either (i) claimed or raised by any authority in writing, or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority.

            (c) Exhibit "D" sets forth all federal, state, local and foreign income tax returns filed with respect to SPC for taxable periods on or after January 1, 1996 ("Tax Returns"), indicates those Tax Returns that currently are subject to audit. SPC has delivered or made available to PCI complete and correct copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since January 1, 1996. SPC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

            (d) SPC has not filed a consent under Section 341(f) of the Internal Revenue Code (the "Code"). The Merging Companies have not made any payments, nor is it obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code. The Merging Companies will not have any liability on or after the Closing Date pursuant to any tax sharing or tax allocation agreement. Each SPC has no liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (e) For purposes of this Agreement, "Taxes" shall mean all federal, state, local or foreign taxes, assessments, duties which are payable or remittable by the Company or levied upon the Company or any property of the Company, or levied with respect to its assets, franchises, income, receipts, including, without limitation, import duties, excise, franchise, gross receipts, utility, real property, capital, personal property, withholding, FICA, unemployment compensation, sales or use, withholding, governmental charges (whether or not requiring the filing of a return), and all additions to tax, penalties and interest relating thereto.

    3.5    LITIGATION AND CLAIMS.

         SPC represents that there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to said Company, or any of its respective businesses, properties, or assets. The Company is not affected by any present or threatened strike or other labor disturbance nor is any union attempting to represent any employee of the Company as collective bargaining agent. The Company is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is the Company required to take any action in order to avoid such violation or default.

    3.6    PROPERTIES.

            (a) SPC owns no real property. Set forth on Exhibit "E" is a list of all real property leased by SPC.

            (b) Set forth in Schedule 3.6(b) is a true and complete list of all personal properties and assets (other than real property) owned by the Company or leased or licensed by the Company from or to a third party. All such properties and assets owned by the Company are reflected on the Last Balance Sheet (except for acquisitions subsequent to the Last Balance Sheet Date which are noted on Schedule 3.6(b)). All such properties and assets owned, leased, or licensed by the Company are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of the Company excepted).

            (c) All accounts and notes receivable reflected on the Last Balance Sheet, or arising since the Last Balance Sheet Date, have been collected, or are believed to be collectible in the ordinary course subject to adjustment consistent with industry standards.

            (d) No real property owned, leased, or licensed by the Company lies in an area which is, or to the knowledge of Sellers will be, subject to zoning, use, or building code restrictions that would prohibit the continued effective ownership, leasing, licensing, or use of such real property in the business which the Company is now engaged.

            (e) The Company has not caused or permitted its respective businesses, properties, or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance (as such term is defined in this Section 3.6(e)) except in compliance with all applicable laws, rules, regulations, orders, judgments, and decrees, and has not caused or permitted the Release (as such term is defined in this Section 3.6(e)) of any Hazardous Substance on or off the site of any property of the Company. The term "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C. ss.6903(5), any hazardous substance, as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant, as defined by 42 U.S.C. ss.9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term "Release" shall have the meaning set forth in 42 U.S.C. ss.9601(22).

    3.7    CONTRACTS AND OTHER INSTRUMENTS.

Exhibit "F" accurately and completely sets forth a list of all material contracts, agreements, loan agreements, instruments, leases, licenses, arrangements, or understandings with respect to SPC not otherwise identified in this Agreement or on any other Exhibit hereto. Each such contract, agreement, loan agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of SPC and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to it in accordance with its terms. SPC is not in violation, in breach of, or in default with respect to any material terms of any such contract, agreement, loan agreement, instrument, lease, or license. Except for employment agreements and as disclosed in Exhibit "F", the Company is not a party to any contract, agreement, loan agreement, instrument, lease, license, arrangement, or understanding with, any Shareholder or any director, officer, or employee of the Company, or any relative or affiliate of any shareholder or of any such director, officer, or employee. The stock ledgers and stock transfer books and the minute book records of the Company relating to all issuances and transfers of the stockholders of the Board of Directors and committees thereof of the Company since its incorporation made available to SPC are the original stock ledgers and stock transfer books and minute book records of the Company or exact copies thereof.

    3.8 EMPLOYEES.

            (a) SPC represents that it does not have and it does not contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and does not have any obligation to or non-customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, other than a 401(k) plan as described on Schedule 3.8(a) hereof.

            (b) Exhibit "G" contains a true and correct statement of the names, relationship with SPC, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the twelve month period ending December 31, 1999 of each director, officer, or other employee of the SPC whose aggregate compensation for the fiscal year ended December 31, 1999 exceeded $100,000 per annum or whose aggregate compensation presently exceeds the rate of $100,000 per annum. Since December 31, 1999, the Company has not changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any Employee Benefit Plan or program been instituted or amended to increase benefits thereunder.

    3.9    PATENTS, TRADEMARKS, ET CETERA.

Except as disclosed on Schedule 3.9, the Company does not own or have pending, or is licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "Intangibles"). Those Intangibles listed on Schedule 3.9 are in good standing and uncontested. Neither any Shareholder, any director, officer, or employee of the Company, nor any relative or affiliate of any Shareholder or of any such director, officer, or employee, possesses any Intangible which relates to the business of the Company. There is no right under any Intangible necessary to the business of the Company as presently conducted, except such as are so designated in Schedule 3.9. The Company has not infringed, is ifringing, or has received notice of infringement with asserted Intangibles of others. To the knowledge of the Shareholders, there is no infringement by others of Intangibles of the Company.

    3.10    QUESTIONABLE PAYMENTS.

None of the Company, any director, officer, agent, employee, or other person associated with or acting on behalf of the Company has, directly, or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Company; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

    3.11    AUTHORITY.

            (a) The Company and each of the Shareholders, if necessary, have the capacity to execute, deliver, and perform this Agreement.

            (b) No consent of any party to any material lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, arrangement, or understanding to which the Company or any Shareholder is a party, or to which any of its or his properties or assets are subject, is required for the execution, delivery, or performance of this Agreement, except as disclosed in Schedule 3.11. Neither the Company nor any Shareholder has made any agreement or understanding not approved in writing by SPC as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by the Company and the Shareholders will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under such lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of the Company or, to the Shareholders' knowledge, violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on the Company, or to which any of its operations, business, properties, or assets are subject.

    3.12    NONDISTRIBUTIVE INTENT.

Each shareholder is acquiring the shares of PCI Stock to be issued hereunder to him for his own account (and not for the account of others) for investment and not with a view to the distribution thereof. No shareholder will sell or otherwise dispose of such shares without registration under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom, and the certificate or certificates representing such shares may contain a legend to the foregoing effect. Each shareholder understands that he may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

4.    REPRESENTATIONS AND WARRANTIES OF PCI.

PCI represents and warrants to SPC as follows:

    4.1     ORGANIZATION.

PCI is a corporation duly organized, validly existing and in good standing under the laws of Nevada. PCI has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in every state of the United States in which the conduct of the business of PCI or the ownership of such properties and assets requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of PCI.

    4.2     VALIDITY OF SHARES.

The Shares of PCI Stock to be delivered to the shareholders pursuant to this Agreement, when issued in accordance with the terms and provisions of this Agreement, will be validly authorized, validly issued, fully paid, and nonassessable.

    4.3     AUTHORITY.

PCI has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of PCI has been duly taken to authorize the execution, delivery, and performance of this Agreement by SPC. This Agreement has been duly authorized, executed and delivered by PCI, is the legal, valid, and binding obligation of PCI, and is enforceable as to them in accordance with its terms.

    4.4     SEC REPORTS.

Since September, 1999, PCI has filed all reports, registrations, proxy or information statements and all other material documents, together with any amendments or supplements required to be made thereto ("SEC Reports"), required to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and PCI has heretofore made available to its shareholders true copies of all such reports. As of their respective dates, such reports referred to herein complied, as of their respective dates, in all material respects with all rules and regulations promulgated by the SEC and did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or omit to state any fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

5.      CONDITIONS TO OBLIGATIONS OF PCI.

The obligations of PCI under this Agreement are subject, at the option of PCI, to the following conditions:

    5.1    ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS.

All representations and warranties of SPC contained in this Agreement shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by SPC and regardless of knowledge or lack thereof on the part of SPC or changes beyond its or their control; as of the Closing, SPC shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by SPC at or before such time by this Agreement; and PCI shall have received a certificate executed by SPC dated the date of the Closing to that effect.

    5.2     OPINION OF COUNSEL.

SPC shall have delivered to PCI on the date of the Closing the opinion of counsel, dated as of the Closing Date, in form and substance satisfactory to counsel for SPC, substantially to the effect that:

            (a) The Company is a corporation validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged.

            (b) The Company is duly qualified to transact the business in which it is now engaged and is in good standing as a foreign corporation in the state of NA.

            (c) The authorized and outstanding capital stock of the Company is as set forth in Section 3.2 of this Agreement, and all the outstanding shares of capital stock of the Company are validly authorized, validly issued, fully paid, and nonassessable.

            (d) This Agreement has been duly authorized, executed, and delivered by the Company and the Shareholders, constitutes the legal, valid, and binding obligation of the shareholders, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to the Company and the Shareholders in accordance with its terms.

    5.3    OTHER CLOSING DOCUMENTS.

The Company and the Shareholders shall have delivered to PCI at or prior to the Closing such other documents as PCI may reasonably request in order to enable the Purchaser to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    5.4 LEGAL ACTION.

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

    5.5     NO GOVERNMENTAL ACTION.

There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of PCI, (a) makes any of the transactions contemplated by this Agreement, illegal, (b) results in a delay in the ability of SPC to consummate any of the transactions contemplated by this Agreement,
(c) requires the divestiture by SPC of any of the shares of the Company to be acquired pursuant to this Agreement or of a material portion of the business of either SPC and its subsidiaries taken as a whole, or of the Company (d) imposes material limitations on the ability of SPC effectively to exercise full rights of ownership of such shares including the right to vote such shares on all matters properly presented to the stockholders of the Company, or (e) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to PCI of any of the transactions contemplated by this Agreement.

    5.6     CONTRACTUAL CONSENTS NEEDED.

The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

    5.7     MATERIAL ADVERSE CHANGE.

Since December 31, 1999 there has been no event or development or combinations of changes or developments, individually or in the aggregate, that could be reasonably expected to have a material adverse effect on the business, operations, or future prospects of the Company.

6.    CONDITIONS TO OBLIGATIONS OF SPC.

            The obligations of PCI under the Agreement are subject to the following conditions.

    6.1    ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS.

              All representations and warranties of PCI contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by PCI and regardless of the knowledge or lack thereof on the part of the Purchaser or changes beyond its control; as of the Closing, PCI shall have performed and complied with all conditions required to be performed and complied with by it at or before such time by this Agreement, and the Company and the Shareholders shall have received a certificate executed by an executive officer of PCI, dated the date of the Closing, to that effect.


    6.2    LEGAL ACTION.

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

    6.3    OTHER CLOSING DOCUMENTS.

PCI shall have delivered to SPC and the Shareholders at or prior to the Closing such other documents as the Shareholders may reasonably request in order to enable the Shareholders to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

     6.4     NO GOVERNMENTAL ACTION.

There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Shareholders, (a) makes any of the transactions contemplated by this Agreement, illegal, (b) results in a delay in the ability of the Shareholders to consummate any of the transactions contemplated by this Agreement, or (c) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Shareholders of any of the transactions contemplated by this Agreement.

    6.5    CONTRACTUAL CONSENTS.

The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

    6.6    OPINION OF COUNSEL.

PCI shall have delivered to SPC and the Shareholders on the date of the Closing the opinion of counsel to PCI, dated as of the Closing Date, in form and substance satisfactory to counsel for SPC and the Shareholders, substantially to the effect that:

            (a) PCI is a corporation validly existing and in good standing under the laws of the state of incorporation, with all requisite corporate power and authority to own, lease, license, and use their properties and assets and to carry on their business in which they are now engaged.

            (b) This Agreement has been duly authorized, executed, and delivered by PCI constitutes the legal, valid, and binding obligation of the PCI and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to PCI in accordance with its terms.

            (c) The shares of PCI Common Stock to be delivered to the Shareholders pursuant to this Agreement when issued in accordance with the terms and provisions of this Agreement, will be validly authorized, validly issued, fully paid and nonassessable.

7.    COVENANTS OF SPC.

SPC and the Shareholders covenant and agree as follows:

    7.1     ACCESS.

    Until the Closing (the "Release Time"), the Company will afford the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of PCI free and full access to the plants, properties, books, and records of SPC, will permit them to make extracts from the copies of such books and records, and will from time to time furnish PCI with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of SPC as PCI from time to time may reasonably request; provided that such access does not materially interfere with the then business operations of SPC.

    7.2     CONDUCT OF BUSINESS.

Until the Release Time, SPC will conduct its affairs so that at the Closing no representation or warranty of the SPC will be materially inaccurate, no material covenant or agreement of SPC will be breached, and no material condition in this Agreement will remain unfulfilled by reason of the actions or omissions of the Company. Except as otherwise requested by PCI in writing, until the Release Time, the Shareholders will cause the Company to use its best efforts to preserve the business operations of SPC intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of SPC, and to preserve the good will of their customers, and others having business relations with any of them. Until the Release Time, the Shareholders will cause SPC to conduct its business and operations in all material respects only in the ordinary course.

    7.3     ADVICE OF CHANGES.

Until the Release Time, SPC and the Shareholders will immediately advise PCI in a detailed written notice of any material fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or a Schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a material covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a material condition to any party's obligations under this Agreement not to be fully satisfied.

    7.4     PUBLIC STATEMENTS.

Neither SPC nor any of the Shareholders shall disseminate any information to the public regarding this Agreement or the transactions contemplated hereby, without the prior written consent of PCI.
Notwithstanding the foregoing, nothing contained herein shall prevent the Company or any Shareholder from releasing any information to any governmental authority if required to do so by law.

    7.5     OTHER PROPOSALS.

Until the Release Time, neither of SPC nor any of the Shareholders shall authorize nor permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of any of them directly or indirectly, to: (i) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 7.5);
(ii) cooperate with, or furnish or cause to be furnished any non-public information relating to the financial conditions, results of operations, business, properties, assets, liabilities, or future prospects of SPC to, any person or entity in connection with any Takeover Proposal; (iii) negotiate with any person or entity with respect to any Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Takeover Proposal of which any of them becomes aware. As used in this Section 7.5, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, (x) for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a five (5%) percent or greater interest in the equity or in any class or series of capital stock of SPC, for the acquisition of the right to cast five (5%) percent or more of the votes on any matter with respect to the Company, or for the acquisition of a substantial portion of any of its assets other than in the ordinary course of its businesses or (y) the effect of which prohibits, restricts, or significantly delays the consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Purchaser or of any of the transactions contemplated by this Agreement.

    7.6     VOTING BY SHAREHOLDERS.

The Shareholders agree that until the Release Time, they will vote all securities of SPC which they are entitled to vote against (a) any merger, consolidation, reorganization, other business combination, or capitalization involving the Company, (b) any sale of assets of the Company, (c) any stock split, stock dividend, or reverse stock split relating to any class or services of
SPC's stock, (d) any issuance of any shares of capital stock of the company, any option, warrant, or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (e) any authorization of any other class or series of stock of the Company, (f) the amendment of the certificate of incorporation (or other charter document) or the by-laws of the Company, or
(g) any other proposition the effect of which may be to prohibits, restricts, or significantly delays the consummation of any of the transactions contemplated by this Agreement or impairs materially the contemplated benefits to the Purchaser of the transactions contemplated by this Agreement.

8.    COVENANTS OF PCI.

PCI covenants and agrees as follows:

    8.1     CONFIDENTIALITY.

PCI shall insure that all confidential information which SPC, any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of SPC shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of SPC; provided, however, that the restrictions of this sentence shall not apply (a) to the extent required to enforce this Agreement or (b) to the extent the information shall have otherwise become publicly available.

    8.2     SEC FILINGS.

    PCI shall use its best efforts to timely file all reports required to be filed by it under the Exchange Act.

    8.3     AMEX LISTING.

PCI shall use its best efforts to obtain the listing of its Stock on the AMEX Stock Exchange. PCI currently has a trading symbol ("PLMK") on the NASDAQ Over the Counter Market.


9.       INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY.

    9.1    INDEMNIFICATION.

            (a) Subject to the terms and conditions set forth in Section
9.2, the Shareholders jointly and severally agree to indemnify and hold harmless PCI, its officers, directors, employees, counsel, and agents, (collectively, the "Indemnitees"), against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and reasonable legal and other expenses related thereto (collectively, "Claims"), as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of any Shareholder contained in this Agreement or any document or instrument delivered in connection with this Agreement.

           (b) Each Indemnitee shall give the Shareholders prompt notice of any claim asserted or threatened against such Indemnitee on the basis of which such Indemnitee intends to seek indemnification (but the obligations of the Shareholders shall not be conditioned upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice). The Shareholders shall promptly assume the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the Shareholders. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the Shareholders and from any other party in such action, proceeding, or investigation. No Indemnitee may agree to a settlement of a claim without the prior written approval of the Shareholders, which approval shall not be unreasonably withheld. Notwithstanding the above, if the claim for indemnification arises out of a breach of the representations set forth in
Section 3.4, the Purchaser, at its option, shall have the sole right to represent the Company in any federal, state, local or foreign tax matter, including any audit or administrative or judicial proceeding or the filing of an amended return. The Shareholders agree that they will cooperate fully with PCI and its counsel in the defense or compromise of any such tax matter.

    9.2     SURVIVAL.

(a) Subject to the provisions of Section 9.2(b), the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and the delivery of the purchase price by SPC, irrespective of any investigation made by or on behalf of any party.

            (b) The liabilities and obligations of the Shareholders under this Merger Agreement shall be subject to the following limitations:

The Shareholders shall have no liability or obligation with respect to any claim for a breach of a representation or warranty under this Agreement made after one (1) year from the Closing Date except for claims arising out of a breach of the representations as to tax liabilities under Section 2.4, with respect to which the Shareholders shall remain liable until ninety (90) days after the expiration of the applicable statute of limitations relating to such tax liabilities; and

10.    MISCELLANEOUS.

    10.1    BROKERAGE FEES.

Each of the parties hereto represent and warrant to each other that no person has been engaged as a broker or finder in connection with this Agreement, except that Chadbourne Securities and/or its assigns shall receive 1,900,000 shares of Common Stock of PCI at Closing. If any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder, in connection with or as a result of any of the transactions contemplated by this Agreement, the person who is purported to have engaged such broker or finder shall indemnify and hold harmless the other party against any and all Claims as and when incurred, arising out of, based upon, or in connection with such Claim by such person, except to the extent that it is determined in any suit, action, or proceeding that the other party had engaged such broker or finder.

    10.2    FURTHER ACTIONS.

At any time and from time to time, each party agrees, as its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

    10.3    SUBMISSION TO JURISDICTION.

Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Idaho, and of any federal court located in the State of Idaho, in connection with any action or proceeding arising out of or relating to, or a breach of, this Agreement, or of any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement. Each of the parties hereto agrees that such court may award reasonable legal fees and expenses to the prevailing party.

    10.4    MODIFICATION.

This Agreement and the Exhibits attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party to be charged.

    10.5     NOTICES.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested by Federal Express, or Express Mail or delivered (in person or by telecopy, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address set forth in this Section (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice given to:

PCI:

cc:    Harry Winderman, Esq.
    Suite 140
    2295 Corporate Boulevard
    Boca Raton, Florida 33431

SPC:


    10.6    WAIVER.

Any waiver by any party of a breach of any terms of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

    10.7    BINDING EFFECT.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Merging Companies and their successors and assigns, SPC, and its successors and assigns, and their respective shareholders and their respective assigns, heirs, and personal representatives, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his/her assigns, heirs and personal representatives (if a natural person).

    10.8     ATTORNEY FEES AND COSTS.

In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees.

    10.9    NO THIRD-PARTY BENEFICIARIES.

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in 10.8).

    10.10    SEVERABILITY.

    If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

    10.11    HEADINGS.

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    10.12    COUNTERPARTS; GOVERNING LAW.

    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to the rules governing the conflict of laws.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
                                 SPC

                                     /s/ Chris Mentzel
                                 By:---------------------------
                                    Name:
                                    Title: Chairman


                                 PCI

                                     /s/ Dale F. Miller
                                 By:---------------------------
                                    Name: Dale F. Miller
                                    Title: President